Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2008, relating to the consolidated financial statements of General Maritime Subsidiary Corporation and subsidiaries (formerly General Maritime Corporation) (the “Company”), and the effectiveness of General Maritime Subsidiary Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
February 9, 2009